Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 22, 2020 (July 13, 2020, as to the reverse share split described in Note 17), relating to the financial statements of Pandion Therapeutics Holdco LLC, appearing in Registration Statement No. 333-239500 on Form S-1 of Pandion Therapeutics, Inc.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 17, 2020